                                                                      EXHIBIT 12

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
               COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)



                                                                                             SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                        --------------------------
                                                                                          2002              2001
                                                                                        --------          --------
Net income (loss)...............................................................          $  17              $ (29)
Add:
Interest expense................................................................             72                 90
Portion of rentals representative of the interest factor........................              5                  5
Income tax expense (benefit) and other taxes on income..........................              8                 (9)
Minority Interest...............................................................              1                  -
Amortization of interest capitalized............................................              -                  2
Undistributed (earnings) losses of affiliated companies in which less than a
      50% voting interest is owned..............................................              1                  -
                                                                                          -----              -----
      Earnings as defined.......................................................          $ 104              $  59
                                                                                          =====              =====
Interest expense................................................................          $  72              $  90
Interest capitalized............................................................              2                  2
Portion of rentals representative of the interest factor........................              5                  5
      Fixed charges as defined..................................................          $  79              $  97
                                                                                          =====              =====
Ratio of earnings to fixed charges..............................................           1.32               0.61
                                                                                          =====              =====

NOTE: Earnings were inadequate to cover fixed charges by $38 million for the six months ended June 30, 2001.